Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Reports Revenue and Net Income for the Thirteen Weeks Ended April 2, 2011

Warren, MI – April 28, 2011 — Universal Truckload Services, Inc. (NASDAQ: UACL) today announced financial results for the thirteen weeks ended April 2, 2011.

For the thirteen weeks ended April 2, 2011, operating revenues increased 13.4%, or $18.6 million, to $157.6 million from $139.0 million for the thirteen weeks ended April 3, 2010. Included in operating revenues are fuel surcharges of $17.9 million and $11.7 million for the thirteen weeks ended April 2, 2011 and April 3, 2010, respectively. Net income increased by $0.8 million, to $2.9 million, or $0.19 per basic and diluted share for the thirteen weeks ended April 2, 2011, from $2.1 million, or $0.13 per basic and diluted share, for the thirteen weeks ended April 3, 2010. Included in net income for the thirteen weeks ended April 2, 2011 were $0.5 million, or $0.04 per basic and diluted share, of after-tax gains on the sales of marketable securities classified as available for sale. Included in net income for the thirteen weeks ended April 3, 2010 were $1.1 million, or $0.07 per basic and diluted share, of after-tax gains on the sales of marketable securities classified as available for sale.

Universal’s truckload revenue for the thirteen weeks ended April 2, 2011 increased by 12.9% to $97.3 million from $86.2 million in the corresponding period of 2010. Included in truckload revenue for the thirteen weeks ended April 2, 2011 is $0.4 million of revenue from our acquisition completed in the first quarter of 2011. Brokerage revenue for the thirteen weeks ended April 2, 2011 increased by 13.6% to $36.8 million from $32.4 million in the corresponding period of 2010. Intermodal revenue for the thirteen weeks ended April 2, 2011 increased by 15.1% to $23.5 million from $20.4 million in the corresponding period of 2010.

“We have seen continuous improvement throughout the 1st quarter of 2011,” stated Universal’s President and CEO Don Cochran. “Increases in load volumes and pricing have benefited all of our business lines this year. While we expect continued challenges, including tightening capacity and increase regulatory oversight, we share the optimism of our Agent network and look forward to the remainder of the year.”

Universal Truckload Services, Inc. is primarily an asset light provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services, which allow us to supplement our capacity and provide our customers with transportation of freight not handled by our owner-operators, and full service international freight forwarding and customs house brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

* * * * * * * * * * * * * * *

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	April 2, 2011	April 3, 2010
Operating revenues:
Truckload	$97,313	$86,211
Brokerage	36,805	32,404
Intermodal	23,512	20,429

Total operating revenues	157,630	139,044

Operating expenses:
Purchased transportation	120,459	105,407
Commissions expense	9,906	8,979
Other operating expense	3,704	3,414
Selling, general, and administrative	12,723	12,752
Insurance and claims	4,137	4,329
Depreciation and amortization	2,871	2,693

Total operating expenses	153,800	137,574

Income from operations	3,830	1,470
Interest income (expense), net	17	24
Other non-operating income (expense), net	990	1,896

Income before provision for income taxes	4,837	3,390
Provision for income taxes	1,938	1,325

Net income	$2,899	$2,065

Earnings per common share:
Basic	$0.19	$0.13
Diluted	$0.19	$0.13
Weighted average number of common shares outstanding:
Basic	15,632	15,980
Diluted	15,632	15,980

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 2, 2011	December 31, 2010
Assets
Cash and cash equivalents	$920	$6,261
Marketable securities	15,542	15,041
Accounts receivable – net	77,428	68,833
Other current assets	17,375	11,362

Total current assets	111,265	101,497
Property and equipment – net	79,236	78,206
Other long-term assets – net	32,873	32,345

Total assets	$223,374	$212,048

Liabilities and shareholders’ equity
Total current liabilities	$50,232	$42,294
Total long-term liabilities	6,682	5,543

Total liabilities	56,914	47,837
Total shareholders’ equity	166,460	164,211

Total liabilities and shareholders’ equity	$223,374	$212,048

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended
	April 2, 2011	April 3, 2010

Average number of tractors provided by owner-operators
Truckload	2,412	2,500
Intermodal	655	619

Total	3,067	3,119

Truckload Revenues:
Average operating revenues per loaded mile	$2.73	$2.34
Average operating revenues per loaded mile, excluding fuel surcharges	$2.32	$2.08
Average operating revenues per load	$1,044	$926
Average operating revenues per load, excluding fuel surcharges	$889	$823
Average length of haul (2)	383	396
Number of loads	93,196	93,118

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$2.20	$1.82
Average operating revenues per load (1)	$1,311	$1,159
Average length of haul (1)(2)	596	637
Number of loads (1)	25,583	24,549

Intermodal Revenues:
Drayage (in thousands)	$20,904	$18,559
Depot (in thousands)	$2,608	$1,870

Total (in thousands)	$23,512	$20,429

Average operating revenues per loaded mile	$3.87	$3.13
Average operating revenues per loaded mile, excluding fuel surcharges	$3.25	$2.77
Average operating revenues per load	$303	$302
Average operating revenues per load, excluding fuel surcharges	$254	$267
Number of loads	68,993	61,507

(1)	Excludes operating data from Universal Logistics Solutions, Inc., and D. Kratt International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.
(2)	Average length of haul is computed using loaded miles.